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                                                                    Exhibit 23.1

     We consent to incorporation by reference in the registration statement (No333-91513) on Form S-8 of Jupiter Communications, Inc. of our report dated February 7, 2000, relating to the consolidated balance sheets of Jupiter Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity/members' deficiency, and cash flows for each of the years in the three-year period ended December 31, 1999, and related financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Jupiter Communications, Inc.

                                               KPMG LLP

New York, New York
March 28, 2000